Exhibit 5

November 18, 2004

Brookstone, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 900,000 shares of Common Stock, $0.001 par value per share (the “Shares”), of Brookstone, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2004 Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP